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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


                Date of Report (Date of earliest event reported)
                                JANUARY 29, 1999


                              WESTBANK CORPORATION
               (Exact name of registrant as specified in charter)


         MASSACHUSETTS                               000-12784                            04-2830731
(State or other jurisdiction                  (Commission file number)                  (IRS employer
        of incorporation)                                                               identification no.)

         225 PARK AVENUE, P.O. BOX 149, WEST SPRINGFIELD, MA 01090-0149
              (Address of principal executive offices) (Zip code)


       Registrant's telephone number, including area code: (413) 747-1400







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Item 5 - Other Events

         Pursuant to the terms of the Affiliation and Merger Agreement (the "Agreement"), dated July 15, 1998, by and among Westbank Corporation, ("WBKC") Park West Bank and Trust Company, Cargill Bancorp, Inc. ("Cargill") and Cargill Bank, at the close of business on Friday, January 29, 1999 (the "Effective Time"), WBKC acquired all of the issued and outstanding common stock, $0.01 par value, of Cargill.

         Under the terms of the Agreement, for each share of Cargill Common Stock, shareholders were to receive WBKC Common Stock based upon an exchange ratio obtained by dividing $17.00 per share by the market value of WBKC Common Stock. The market value was computed based upon the average of the closing prices of WBKC shares for a period of 20 consecutive trading days ending on the fifth trading day prior to the last regulatory approval. Based upon this average price ($12.4501), each share of Cargill will be exchanged for 1.3655 shares of WBKC. WBKC will account for the transaction as a pooling-of-interests and expects to issue an aggregate of approximately 400,164 shares in exchange for the Cargill shares.

         Cargill Bank will retain its name and Connecticut charter and operate its three offices in Northeastern Connecticut as a separate subsidiary of Westbank Corporation.


Item 7 - Financial Statements, Pro Forma Financial Information and Exhibits

a.       None
b.       None
c.       Exhibits
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                                   SIGNATURES



      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          WESTBANK CORPORATION



Date:  February 3, 1999            By:    /s/ John M. Lilly
                                          ______________________________________
                                          John M. Lilly
                                          Treasurer and Chief Financial Officer
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                                  EXHIBIT INDEX


EXHIBIT NO.                         DESCRIPTION
-----------                         -----------

99                   WBKC Press Release dated February 1, 1999.